Exhibit 99.1

GULFMARK

OFFSHORE

GulfMark Offshore Announces

Second Quarter 2015 Operating Results

HOUSTON, July 22, 2015— GulfMark Offshore, Inc. (“GulfMark” or the “Company”) (NYSE: GLF) today announced its results of operations for the three- and six-month periods ended June 30, 2015. Recent highlights include:

●	Exceeded Expectations for Revenue and Operating Expense Reductions
●	Direct Operating Expenses Decreased 23% Since the Same Quarter Last Year
●	General and Administrative Expenses, Before Special Items, Decreased 23% Since the Same Quarter Last Year
●	Recent Sale of 1997-Built North Sea Vessel for Approximately 110% of Book Value
●	Direct Operating Expenses Estimated to Decrease Approximately 10% From Q2 to Q3 2015
●	Remaining Capital Commitments are Less Than Cash on Hand
●	Amended Revolving Credit Facilities and Reduced Debt Covenant Requirements. Total Liquidity was Approximately $290 Million at July 22, 2015

For the second quarter ended June 30, 2015, revenue was $74.5 million, and net loss was $8.2 million, or $0.33 per diluted share. Included in the results are workforce redundancy charges that total $0.06 per diluted share. Quarterly loss before this special item was $0.27 per diluted share.

Quintin Kneen, President and CEO, commented, “We are pleased with the progress we have made on several fronts. Our North Sea region is benefiting from its strong franchise position in the area and has done extremely well for a difficult market. Our North Sea utilization outperformed the broader market by six percentage points, and we exceeded the broader market term day rate by approximately 12%. Also, subsequent to quarter end, we sold one of our oldest vessels for a gain, and we continue to make progress in divesting older tonnage.

“Consolidated revenue was at the high end of our guidance and operating costs came in well below our guidance, positioning us to improve positive quarterly cash flow from operations. Our expense reduction initiatives continue to yield better than anticipated savings. We now believe that we will be able to capture about $60 million of annual direct operating expense savings, an additional $25 million in savings over our previous goal of about $35 million. We successfully renegotiated our revolving credit facilities and are pleased with the support our banks have shown us. We are confident that the amendment should provide us with the necessary liquidity and flexibility to navigate the Company through the current downturn.”

Kneen continued, “We are pleased with our accomplishments thus far and are optimistic about the future. We are cognizant of the near-term challenges this industry faces, but our relationships with key customers remain as strong as ever. We will continue to focus on opportunistically selling vessels, reducing operating costs and maintaining capital discipline, which allows us to maximize cash flow, maintain liquidity and improve long-term operational efficiencies.”

GulfMark Offshore, Inc.

Press Release

July 22, 2015

Consolidated Second-Quarter Results

Consolidated revenue for the second quarter of 2015 was $74.5 million, compared with $89.1 million in the first quarter. Consolidated revenue fell due to a 9% sequential decrease in average day rate to $16,428 from $17,961 in the previous quarter, while utilization fell to 69% from 77% in the first quarter. Consolidated operating loss was $4.2 million, compared with $0.6 million in the first quarter. Excluding special items in both quarters, consolidated operating income sequentially declined to a loss of $2.7 million from a loss of $0.2 million in the first quarter, due to lower revenue offset by lower operating and general and administrative costs.

This quarter includes one special item for a total of $1.5 million net of tax ($0.06 per diluted share) relating to workforce redundancy charges in the North Sea and Americas regions.

Regional Results for the Second Quarter

In the North Sea region, second-quarter revenue was $36.6 million, compared with $40.2 million in the first quarter. The average day rate fell 7% to $17,110 from $18,353 in the first quarter which was the primary reason for the decrease in revenue. Utilization remained relatively flat from the prior quarter, and the Company’s utilization in the North Sea, exclusive of stacked vessels, was 89% during the second quarter. GulfMark currently has three vessels stacked in the North Sea.

Second-quarter revenue in the Southeast Asia region was $11.0 million, compared with $13.3 million in the first quarter. The change in revenue was due to a decline in average day rate of 15% to $11,817 from $13,880 in the first quarter combined with a 15 percentage point utilization decline. The Company has no vessels currently stacked in Southeast Asia.

Second-quarter revenue for the Americas region was $26.9 million, compared with $35.6 million in the previous quarter. Average day rate decreased 9% from the prior quarter due to the continued softening in the market. Utilization decreased 12 percentage points to 55% from 67% in the first quarter, due to the continued weakness in the spot market and the effect of stacking several vessels in the U.S. Gulf of Mexico. The Company’s utilization in the Americas, exclusive of stacked vessels, was 76% during the second quarter. GulfMark currently has six vessels stacked in the Americas.

Consolidated Operating Expenses for the Second Quarter

Direct operating expenses for the second quarter were $45.9 million including the workforce redundancy charges. This is a decrease of $5.3 million, or 10%, from the first quarter. The decrease was due mainly to lower labor costs related to stacking vessels and wage reductions in the Americas region, combined with lower fuel expense, offset by higher workforce redundancy charges. Drydock expense in the second quarter was $2.4 million, down from $9.0 million in the first quarter and below the Company’s previous guidance. General and administrative expense was $11.5 million for the second quarter, about $0.5 million lower than the Company’s guided quarterly run rate. Tax benefit during the quarter was $4.1 million, or 33% of pretax income.

GulfMark Offshore, Inc.

Press Release

July 22, 2015

Guidance

Looking forward, the Company expects revenue in the third quarter to be between $65 and $70 million. GulfMark expects fleet-wide utilization to be between 65% and 70% for the third quarter, and expects its global average day rate for the third quarter to decrease by approximately 5-10% sequentially. Due to its expense reduction initiatives, GulfMark now anticipates third quarter direct operating expenses to be between $39 million and $41 million and for full year direct operating expenses to be between $175 and $180 million, an additional reduction of approximately $25 million from the previous target. The Company expects general and administrative expense to be between $11 million and $12 million in the third quarter and drydock to be between $4 million and $5 million. Full-year drydock is expected to be between $15 million and $17 million.

Liquidity and Capital Commitments

Cash provided by operating activities totaled $14.8 million in the second quarter. Cash on hand at June 30, 2015, was $78.4 million, and $72.0 million was drawn on the revolving credit facilities. Total debt at June 30, 2015, was $572.7 million, and debt net of cash was $494.3 million. Net debt to book capital was 32% at the end of the quarter, and following the amendments of the credit facilities and including the proceeds from the recent vessel sale, total liquidity (cash plus available revolver) was approximately $290 million at July 22.

Net capital expenditures during the second quarter totaled $9.7 million, which included $7.2 million of payments on the construction of new vessels and $2.5 million for vessel enhancements and other capital expenditures. As of June 30, 2015, the Company had approximately $70.0 million of remaining capital commitments related to the construction of three vessels. Anticipated progress payments over the next two calendar years are as follows: $21.0 million in 2015 and $49.0 million in 2016. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

After the end of the second quarter, GulfMark amended its revolving credit facilities in order to decrease interest coverage requirements. The total committed amount of the Norwegian facility is NOK 600 million and total committed amount of the U.S. facility is $200 million.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Thursday, July 23, 2015. To participate in the call, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 4678715. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc.

Press Release

July 22, 2015

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

July 22, 2015

Income Statements	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

Revenue	$74,461	$89,092	$131,365	$163,553	$250,965
Direct operating expenses	45,946	51,225	59,724	97,171	116,023
Drydock expense	2,436	8,973	4,685	11,409	11,896
General and administrative expenses	11,521	10,964	17,403	22,485	31,892
Depreciation and amortization	18,765	18,488	19,204	37,253	37,561
Impairment charge	-	-	7,459	-	7,459
Operating Income (Loss)	(4,207)	(558)	22,890	(4,765)	46,134

Interest expense	(8,194)	(8,158)	(7,422)	(16,352)	(14,162)
Interest income	74	44	15	118	30
Foreign currency gain (loss) and other	(30)	(673)	578	(703)	1,514
Income before income taxes	(12,357)	(9,345)	16,061	(21,702)	33,516
Income tax benefit (provision)	4,112	4,219	(1,862)	8,331	(2,760)
Net Income (Loss)	$(8,245)	$(5,126)	$14,199	$(13,371)	$30,756

Diluted earnings (loss) per share	$(0.33)	$(0.21)	$0.54	$(0.54)	$1.17
Weighted average diluted common shares	24,696	24,603	26,433	24,650	26,396

Other Data
Revenue by Region (000's)
North Sea	$36,578	$40,200	$58,254	$76,778	$110,877
Southeast Asia	10,989	13,329	17,431	24,318	35,735
Americas	26,894	35,563	55,680	62,457	104,353
Total	$74,461	$89,092	$131,365	$163,553	$250,965

Rates Per Day Worked
North Sea	$17,110	$18,353	$23,271	$17,731	$22,712
Southeast Asia	11,817	13,880	15,277	12,940	15,295
Americas	17,991	19,724	23,371	18,939	22,954
Total	$16,428	$17,961	$21,763	$17,232	$21,294

Overall Utilization
North Sea	82.9%	83.1%	88.5%	83.0%	89.4%
Southeast Asia	70.4%	85.0%	80.6%	77.6%	83.4%
Americas	55.1%	67.4%	91.8%	61.2%	89.2%
Total	69.1%	76.9%	88.1%	73.0%	88.0%

Average Owned Vessels
North Sea	29.0	29.2	31.0	29.1	30.1
Southeast Asia	13.0	13.0	16.0	13.0	16.0
Americas	30.0	29.9	28.7	30.0	28.3
Total	72.0	72.1	75.7	72.1	74.4

Drydock Days
North Sea	-	62	24	62	96
Southeast Asia	27	9	37	36	66
Americas	33	134	38	167	124
Total	60	205	99	265	286

Drydock Expenditures (000's)	$2,436	$8,973	$4,685	$11,409	$11,896

GulfMark Offshore, Inc.

Press Release

July 22, 2015

Consolidated Balance Sheets	As of
(dollars in thousands)	June 30,	March 31,	June 30,
	2015	2015	2014
Current assets:
Cash and cash equivalents	$78,390	$59,847	$25,940
Trade accounts receivable, net of allowance for doubtful accounts of $1,477, $1,512, and $2,524, respectively	70,634	74,408	125,404
Other accounts receivable	8,158	10,093	13,675
Prepaid expenses and other current assets	21,057	20,691	21,440
Total current assets	178,239	165,039	186,459

Vessels, equipment and other fixed assets at cost, net of accumulated depreciation of $461,485, $433,027 and $460,912, respectively	1,369,451	1,351,164	1,480,110
Construction in progress	90,799	88,300	115,234
Goodwill	23,755	23,162	30,375
Intangibles, net of accumulated amortization of $20,182, $19,461 and $17,298, respectively	14,416	15,137	17,301
Cash held in escrow	-	-	3,682
Deferred costs and other assets	20,131	20,571	20,826
Total assets	$1,696,791	$1,663,373	$1,853,987

Current liabilities:
Accounts payable	$13,010	$18,204	$28,661
Income and other taxes payable	6,174	4,870	3,718
Accrued personnel costs	14,617	15,951	20,499
Accrued interest cost	9,649	1,673	10,038
Other accrued liabilities	6,888	9,284	9,157
Total current liabilities	50,338	49,982	72,073
Long-term debt	572,669	560,700	545,747
Long-term income taxes:
Deferred tax liabilities	93,603	99,115	104,807
Other income taxes payable	25,378	24,678	24,620
Other liabilities	6,127	5,716	6,888
Stockholders' equity:
Preferred stock, no par value; 2,000 authorized; no shares issued	-	-	-
Class A Common Stock, $0.01 par value; 60,000 shares authorized; 27,934, 27,878 and 26,976 shares issued and 25,706, 25,636 and 27,279 outstanding, respectively; Class B Common Stock $0.01 par value; 60,000 shares authorized; no shares issued	272	272	270
Additional paid-in capital	414,751	412,904	406,668
Retained earnings	646,043	654,277	640,639
Accumulated other comprehensive income (loss)	(43,042)	(74,332)	65,849
Treasury stock, at cost	(77,792)	(78,142)	(20,879)
Deferred compensation expense	8,444	8,203	7,305
Total stockholders' equity	948,676	923,182	1,099,852
Total liabilities and stockholders' equity	$1,696,791	$1,663,373	$1,853,987

GulfMark Offshore, Inc.

Press Release

July 22, 2015

Consolidated Statements of Cash Flows (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$(8,245)	$(5,126)	$14,199	$(13,371)	$30,756
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	18,765	18,488	19,204	37,253	37,561
Stock-based compensation	1,845	1,804	2,150	3,649	3,790
Amortization of deferred financing costs	623	582	463	1,205	926
Provision for doubtful accounts receivable, net of write-offs	(63)	(892)	2,400	(955)	2,174
Impairment charge	-	-	7,459	-	7,459
Deferred income tax benefit	(5,391)	(4,534)	383	(9,925)	138
Foreign currency transaction (gain) loss	(1,043)	566	(690)	(477)	(932)
Change in operating assets and liabilities:
Accounts receivable	$8,360	$10,722	$(25,741)	$19,082	$(28,440)
Prepaids and other	49	(3,559)	(4)	(3,510)	(3,048)
Accounts payable	(5,608)	(3,763)	3,809	(9,371)	1,053
Other accrued liabilities and other	5,490	(11,730)	8,200	(6,240)	(1,956)
Net cash provided by operating activities	$14,782	$2,558	$31,832	$17,340	$49,481
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(9,686)	(11,618)	(25,514)	(21,304)	(121,631)
Release of deposits held in escrow	-	3,683	5,060	3,683	5,060
Proceeds from disposition of vessels and equipment	-	715	-	715	-
Net cash used in investing activities	(9,686)	(7,220)	(20,454)	(16,906)	(116,571)
Cash flows from financing activities:
Proceeds from borrowings under revolving loan facilities	12,000	16,000	-	28,000	50,045
Repayment of secured credit facilities	-	-	(5,000)	-	(5,000)
Cash dividends	-	-	(6,597)	-	(13,421)
Debt issuance costs	(35)	(1,191)	-	(1,226)	-
Proceeds from issuance of stock	221	307	234	528	522
Net cash provided by (used in) investing activities	$12,186	$15,116	$(11,363)	$27,302	$32,146
Effect of exchange rate changes on cash	1,261	(1,392)	220	(131)	318
Net increase (decrease) in cash and cash equivalents	18,543	9,062	235	27,605	(34,626)
Cash and cash equivalents at beginning of period	59,847	50,785	25,705	50,785	60,566
Cash and cash equivalents at end of period	$78,390	$59,847	$25,940	$78,390	$25,940
Supplemental cash flow information:
Interest paid, net of interest capitalized	$(588)	$15,361	$(2,020)	$14,773	$12,387
Income taxes paid, net	538	396	1,503	934	2,362

GulfMark Offshore, Inc.

Press Release

July 22, 2015

Contract Cover	As of July 22, 2015		As of July 21, 2014
	2015	2016	2014	2015
Region:	Vessel Days	Vessel Days	Vessel Days	Vessel Days
North Sea	65%	38%	67%	31%
Southeast Asia	38%	15%	22%	3%
Americas	22%	7%	56%	20%
Overall Fleet	42%	21%	53%	21%

Reconciliation of Non-GAAP Measures: Three Months Ended June 30, 2015

(dollars in millions, except per share data)	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(2.7)	$(8.2)	$4.1	$(6.8)	$(0.27)
Workforce Redundancy Charges	(1.5)	-	0.0	(1.5)	(0.06)
U.S. GAAP	$(4.2)	$(8.2)	$4.1	$(8.2)	$(0.33)

Reconciliation of Non-GAAP Measures: Three Months Ended March 31, 2015

(dollars in millions, except per share data)	Operating Income (Loss)	Other Expense	Tax Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(0.2)	$(8.8)	$4.2	$(4.8)	$(0.20)
Workforce Redundancy Charges	(0.3)	-	-	(0.3)	(0.01)
U.S. GAAP	$(0.6)	$(8.8)	$4.2	$(5.1)	$(0.21)

Reconciliation of Non-GAAP Measures: Three Months Ended June 30, 2014

(dollars in millions, except per share data)	General & Administrative Expenses
Before Special Items	$15.0
Bad Debt Charge	2.4
U.S. GAAP	$17.4

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of April 20, 2015	29	13	30	72
Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	(1)	0	0	(1)
Owned Vessels as of July 22, 2015	28	13	30	71
Managed Vessels	3	0	0	3
Total Fleet as of July 22, 2015	31	13	30	74